EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2017 with respect to the consolidated financial statements and schedule of Resource Income Opportunity REIT, Inc. (formerly Resource Innovation Office REIT, Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton, LLP

Philadelphia, Pennsylvania

August 1, 2017